McDaniel
& ASSOCIATES CONSULTANTS LTD.
Oil & Gas Reservoir Evaluations

November 9, 2005

Enterra Energy Trust
2600, 500 – 4th Avenue S.W.
Calgary, Alberta
T2P 2V6

Dear Sirs:

With respect to the Registration Statement (Form F-10) and the related short form base shelf prospectus of Enterra Energy Trust, dated November 9, 2005, for registration of up to $500,000,000 of its securities, we hereby consent to the use of and reference to our name and our report and the inclusion and incorporation by reference of information derived from our Report on Reserves Data, dated March 31, 2005, to the Board of Directors of Enterra Energy Corp.

Sincerely,

McDaniel & Associates Consultants Ltd.

P. A. Welch, P. Eng.
President & Managing Director

Suite 2200, Bow Valley Square 3, 255 - 5th Avenue S.W., Calgary, Alberta T2P 3G6
Tel: (403) 262-5506 Fax: (403) 233-2744 Email: mcdaniel@mcdan.com Website: www.mcdan.com